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                                                                   EXHIBIT 99.1

For Immediate Release

                                                        Contact:
                                                        Thomas W. Stoelk
                                                        Vice President and
                                                        Chief Financial Officer
                                                        (724) 465-8904

SUPERIOR WELL SERVICES, INC. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

INDIANA, PENNSYLVANIA, August 3, 2005 - Superior Well Services, Inc. (NASDAQ:
SWSI) announced today the closing of its initial public offering of 5,620,000 shares of its common stock at $13.00 per share. The shares are traded on the The Nasdaq National Market under the symbol "SWSI." Net proceeds to the Company from the offering of 4,433,193 primary shares amounted to $53.6 million, substantially all of which will be used to repay outstanding indebtedness and to purchase additional oilfield service equipment. KeyBanc Capital Markets was the lead manager of the offering. A.G. Edwards, RBC Capital Markets and Simmons & Company International acted as co-managers.

In addition to the shares sold by the Company, selling stockholders sold 1,186,807 shares of common stock in the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 840,000 shares of common stock to cover over-allotments, if any.

Superior Well Services, Inc. (NASDAQ: SWSI) is a growing oilfield services company operating in many of the major oil and natural gas producing regions of the United States.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Offers of the securities may be made only by means of a prospectus. Copies of the final prospectus relating to these securities may be obtained from KeyBanc Capital Markets by written request to 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.

SOURCE: Superior Well Services, Inc.